          As filed with the Securities and Exchange Commission on April 7, 2000
                                                    Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   Form S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       SOUTHWEST SECURITIES GROUP, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                                75-2040825
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                          1201 Elm Street, Suite 3500
                              Dallas, Texas 75270
                   (Address of Principal Executive Offices)

                             SOUTHWEST SECURITIES
                          DEFERRED COMPENSATION PLAN
                           (Full title of the plan)

           David Glatstein                     Copy to:   David G. McLane, Esq.
President and Chief Executive Officer                    Gardere & Wynne, L.L.P.
   Southwest Securities Group, Inc.                          1601 Elm Street
     1201 Elm Street, Suite 3500                                Suite 3000
        Dallas, Texas  75270                                Dallas, Texas  75201
           (214) 658-1055                                      (214) 999-4607
         (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================

                                                               Proposed maximum         Proposed maximum
         Title of securities             Amount to be         offering price per      aggregate offering              Amount of
          to be registered                registered                 unit                    price             registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value            400,000 shs (1)(2)        $44.875 (2)                $44.875               $1.00 (2)(3)

Deferred Compensation Obligations (4)   $17,950,000                   100%               $17,950,000                  --
-----------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares as may be required to cover possible adjustments under the Southwest Securities Deferred Compensation Plan by reason of any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Registrant.
(2) Pursuant to Q.89 and Q.90 in the Securities Act Forms section of the Telephone Interpretations Manual, 399,999 unused shares under Registration Statement on Form S-8 (File No. 333-65073) and the associated fee in the amount of $2,218 are transferred to this Registration Statement, and this Registration Statement is registering one (1) additional share, with an associated fee for one share, payable hereunder.
(3) Calculated pursuant to Rule 457(h), based on the average of the high and low prices for the Common Stock on April 3, 2000, as reported on the New York Stock Exchange, Inc.
(4) The Deferred Compensation Obligations are unsecured obligations of Southwest Securities Group, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of obligations to be offered or sold in lieu of shares of Common Stock pursuant to the employee benefit plan described herein.

                                    PART I

               INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

       *This Registration Statement on Form S-8 (the "Registration Statement") is being filed by Southwest Securities Group, Inc. (the "Company" or "Registrant") with respect to the Southwest Securities Deferred Compensation Plan (the "Plan"), referred to on the cover of this Registration Statement. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the Company's employees who is eligible to participate in the Plan, as specified by Rule 428(b)(1) under the 1933 Act. Such document(s) are not being filed with the Securities and Exchange Commission (the "Commission") but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

       The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement.

       (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 25, 1999, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 0-19483);

       (2) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 25, 1999; and

       (3) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, as filed with the Commission on September 19, 1997, including any amendments or reports filed for the purpose of updating such description.

       In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

       Under the Plan, the Company will provide eligible employees of the Company and its affiliates with the opportunity to elect to defer a specified percentage of certain portions of their future cash compensation. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The right of the Company, hence the right of creditors of the Company (including participants in the Plan) to participate in a distribution of the assets of any of its subsidiaries upon their liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

       Although the benefits under the Plan will be paid from the general assets of the Company, the Company has established a "rabbi trust" under the Southwest Securities Deferred Compensation Plan Trust Agreement effective July 1, 1999, to assist with benefit payments under certain circumstances. Amounts held under the rabbi trust may only be used to pay Plan benefits or to satisfy the claims of the Company's general creditors. The Plan benefits may include shares of Common Stock of the Company held by the rabbi trust.

       The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant, will be made from the participant's bonuses and commissions only, and will be held in an account in the name of the participant (the "Account"). The Account will also be credited with any matching contributions and discretionary contributions made by a participant's employer pursuant to the terms of the Plan. Each Account shall be credited, or debited, as the case may be, on a quarterly basis at the end of each calendar quarter, based on the balance in such Account. Credited interest shall be based on the returns on mutual fund(s) and Common Stock of the Company weighted in accordance with the participant's investment allocation. Credited interest on matching contributions and discretionary contributions shall be based on the returns on the Company's Common Stock. Each Account generally will be payable on a date selected by the participant in accordance with the terms of the Plan. The restrictions for a distribution from an Account are set forth in the Plan. The Obligations will be denominated and payable in United States dollars; provided, however, that shares of Common Stock of the Company held in any Account, which will be purchased in the open market or from the rabbi trust itself, shall be distributed.

       A participant's right or the right of any other person to the Account cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered.

       The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, as allowed by the Plan, or through operation of a mandatory or optional sinking fund or analogous provision. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her Account as of the date of such amendment or termination.

       The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5.   Interests of Named Experts and Counsel.

       Not applicable.

Item 6.  Indemnification of Directors and Officers.

       The Registrant's Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

       Pursuant to the provisions of Section 145 of the Delaware General Corporation Law ("DGCL"), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

       The Registrant's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

       Section 145 of the DGCL also empowers the Registrant to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Registrant against liability asserted against or incurred by him in any such capacity, whether or not the Registrant would have the power to indemnify such officer or director against liability under the provisions of Section 145. The Registrant has purchased and maintains a directors' and officers' liability policy for such purposes.

Item 7.  Exemption from Registration Claimed.

       Not applicable.

Item 8.  Exhibits.

       4.1 Southwest Securities Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K Annual Report for the fiscal year ended June 25, 1999).

       5.1*  Opinion of Gardere & Wynne, L.L.P.

      23.1*  Consent of KPMG LLP

      23.2   Consent of Gardere & Wynne, L.L.P. (included as part of Exhibit
             5.1)

      24.1* Power of Attorney (set forth on the signature pages of this Registration Statement)

---------------

      *Filed herewith.

Item 9.  Undertakings.

      The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2000.

                                       SOUTHWEST SECURITIES GROUP, INC.
                                       (Registrant)


                                       By:   /s/ David Glatstein
                                          ---------------------------------
                                             David Glatstein, President and
                                             Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints Don A. Buchholz and David Glatstein and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or desirable.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2000.

      Name                            Title
      ----                            -----

/s/ David Glatstein                   President and Chief Executive Officer
------------------------------
David Glatstein                       (Principal Executive Officer)


/s/ Stacy M. Hodges                   Chief Financial Officer and Treasurer
------------------------------
Stacy M. Hodges                       (Principal Financial Officer)


/s/ Laura Leventhal                   Controller
------------------------------
Laura Leventhal                       (Principal Accounting Officer)


/s/ Don A. Buchholz                   Director and Chairman of the Board
------------------------------
Don A. Buchholz


                                      Director
-----------------------------
Brodie L. Cobb


/s/ J. Jan Collmer                    Director
------------------------------
J. Jan Collmer

                                      Director
------------------------------
Robert F. Gartland


/s/ R Jan LeCroy                      Director
------------------------------
R. Jan LeCroy


/s/ Frederick R. Meyer                Director
------------------------------
Frederick R. Meyer


                                      Director
------------------------------
Jon L. Mosle, Jr.

      The Plan. Pursuant to the requirements of the Securities Act, on behalf of the Executive Committee, which is responsible for the administration of the Plan, the members of the Executive Committee have duly caused this Registration Statement to be signed, by the undersigned, hereto duly authorized, in the City of Dallas, State of Texas, on April 7, 2000.

Name                                  Title



/s/ Don A. Buchholz                   Committee Member
------------------------------
Don A. Buchholz



/s/ David Glatstein                   Committee Member
------------------------------
David Glatstein

                               INDEX TO EXHIBITS


  Exhibit
  Number           Exhibit

    4.1 Southwest Securities Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-K Annual Report for the fiscal year ended June 25, 1999).

    5.1*     Opinion of Gardere & Wynne, L.L.P.

   23.1*     Consent of KPMG LLP

   23.2      Consent of Gardere & Wynne, L.L.P. (included as part of Exhibit
             5.1)

   24.1* Power of Attorney (set forth on the signature pages of this Registration Statement)

------------------

   *Filed herewith.